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                                                                   EXHIBIT 10.37

                           MEMORANDUM OF UNDERSTANDING


                  The undersigned, SWMF HOLDINGS CORPORATION (d/b/a SOUTHWEST MICHIGAN INNOVATION CENTER, INC.), a Michigan nonprofit corporation ("Lessor") and ESPERION THERAPEUTICS, INC., a Delaware corporation ("Lessee") had preliminary discussions and wish to memorialize those discussions, related to a master lease agreement between Lessor and Lessee, under which Lessor shall lease to Lessee certain equipment to be identified by Lessee and used exclusively at either McCracken Hall or the Southwest Michigan Innovation Center (the "Master Lease Agreement").

                  1. Intent. The parties wish to enter into a Master Lease under which Lessor shall lease certain equipment to Lessee according to the terms set forth herein, and those terms more fully set forth in the Master Lease. Lessee intends to issue a purchase order for a NMR Spectrometer upon execution of this Memorandum. Such purchase order shall be assigned to Lessor upon consummation of the Master Lease. Notwithstanding any provision in this Memorandum, the parties agree that if Lessor deposits funds or pays any portion of the purchase price of any equipment intended to be leased under the Master Lease and the Master Lease is not consummated within ninety (90) days after the date of this Memorandum, unless extended by mutual agreement of the parties, then any sums deposited or paid by Lessor shall be immediately due and payable, without interest. The parties agree that Lessee's due execution of (i) the sublease agreement with Lessor for lab space located in McCracken Hall and (ii) the letter of intent with Lessor in connection with lease space at the Southwest Michigan Innovation Center is a condition precedent to Lessor's obligations under this Memorandum.

                  2. Master Lease. The parties agree that any equipment leased pursuant to the Master Lease (the "Equipment") will remain the personal property of Lessor and Lessee shall have no right, title or interest in such Equipment until payment, in full of Aggregate Lease Amount, as defined below, pursuant to the terms of the Master Lease. The parties agree and intend to deal with each other fairly and in good faith during the negotiations of the Master Lease, and agree to modify any provisions of this Memorandum to ensure that such provisions are consistent with and meet the requirements of a "Finance Lease" under Article 2A, so long as the intent of the parties defined in this Memorandum is preserved.

                  3. Term and Rental. Lessor agrees to allow Lessee to identify Equipment that has an aggregate retail value of less than or equal to $500,000. Sums expended by Lessor to acquire Equipment on Lessee's behalf shall be recorded on a schedule attached to the Master Lease and shall be continuously updated by Lessor ("Aggregate Lease Amount"). The Aggregate Lease Amount shall be paid to Lessor according to the terms set forth in

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Section 4 below. Lessee shall have eighteen (18) months after the commencement of the Master Lease to identify the Equipment ("Identification Period"). Upon expiration of the Identification Period or selection of Equipment which equals $500,000.00, Lessor shall have no further obligation to acquire additional Equipment. The Master Lease shall commence thirty (30) days after Lessor makes its initial deposit with the supplier of the NMR Spectrometer ("Commencement Date"). The term of the Master Lease shall be for seventy-two (72) months beginning on the Commencement Date. Lessee shall pay as rent for use of the Equipment, aggregate rentals equal to the following:

         Rental Payments                                   Master Lease Term
         ---------------                                   -----------------
         a.   No payments                                  1 - 12 months

                                                           (interest will accrue on the Aggregate
                                                           Lease Amount at 4% per annum during this
                                                           time period)

         b.   Monthly Interest Only Payments               13 - 36 months
              equal to 4% per annum of the Lease
              Aggregate Amount, plus 1/24th of the
              interest accrued during the first
              twelve months.

         c.   Monthly principal and interest               36 - 72 months
              calculated using a 10-year amortization
              with interest accruing at 4% of the
              Aggregate Lease Amount. The
              unamortized balance of the Aggregate
              Lease Amount shall be paid in full
              at expiration of the term of the
              Master Lease.

                           The Master Lease shall be non-cancelable for its
entire term and Lessee shall have a right of prepayment, without penalty for the unpaid principal balance of the Aggregate Lease Amount.

                           Lessor may terminate this Agreement upon default by
Lessee as defined in the Master Lease and shall have all remedies set forth in the Master Lease. Lessee may terminate the Master Lease if Lessor or its assignee is unable to provide certain space as defined in a letter of intent to be finalized between the parties, within thirty-six (36) months from the Commencement Date of the Master Lease.

                  4. Warranties. Lessor disclaims all warranties with regard to the Equipment and shall not be liable to Lessee or any third party for consequential, incidental, special or exemplary damages arising out of or related to the Master Lease, or the

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transactions to be contemplated under the Master Lease, except for Lessor's gross negligence or willful misconduct.

                  5. Risk of Loss. Lessee shall bear all risk of loss from the date of shipment of the Equipment from supplier to Lessee, or the date Lessor confirms Lessee's purchase order or contract to supplier. Lessee shall assume and bear the entire risk of loss for theft, damage, destruction or other injury to the Equipment from any and every cause, whatsoever. No such loss or damage shall impair any obligation of Lessee under the Master Lease which shall continue in full force and effect. Lessee shall have the right to review and approve any agreements and contracts between the Lessor and supplier.

                  6. Insurance. Lessee shall obtain and maintain for the entire term of the Master Lease, at its own expense, property damage and general liability insurance, including without limitation, loss by fire (including so-called extended coverage), theft, collision and such other risks of loss as are customarily insured against the type of Equipment leased under the Master Lease and by the businesses in which Lessee is engaged, in such amounts and in such form which are reasonable with respect to the risks covered.

                  7. Maintenance. Lessee shall maintain Equipment in good repair, condition and working order, at the sole costs and expense of Lessee. Lessee shall pay when due or reimburse and, on a net after-tax basis, shall indemnify and defend Lessor against all fees, assessments and sales, use, property, excise or other taxes and governmental charges upon any Equipment. Lessee shall pay all shipping and delivery charges and other expenses incurred in the connection with the Equipment at the expiration of the Master Lease, unless Lessee purchases the Equipment or is allowed to renew the Master Lease. Lessee, at Lessee's risk and expense, shall assemble, prepare for shipment and immediately return each item of Equipment to Lessor to any location designated by Lessor.

                  8. Access. Lessee shall at any and all times during business hours, and with prior reasonable notice, which will not exceed thirty-six (36) hours, provided, a Lessee representative accompanies Lessor, grant Lessor reasonable access to enter upon the premises wherein the Equipment shall be located and permit Lessor to inspect the equipment.

                  9. No Liens. Lessee shall not create or incur any mortgage, lien, pledge or other encumbrance or attachment of any kind upon the Equipment. Lessee shall not make any changes to the Equipment, except as permitted by Lessor, except as required by any maintenance obligations of the Master Lease. Lessee shall not remove the Equipment from the Southwest Michigan Innovation Center. Lessee shall not assign or in any way dispose of all or any part of its rights or obligations under the Master Lease, except to a successor to its business or substantially all of its assets, provided, Lessor has consented to such assignment, which shall not be unreasonably withheld.

                  10. Indemnity. Lessee shall indemnify and hold Lessor harmless from

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and against claims, losses, or liabilities arising out of Lessee's use of the
Equipment, except for Lessor's negligence, willful misconduct or breach of the Master Lease.

                  11. Governing Law. The Master Lease and this Memorandum shall in all respects be governed by the laws of the State of Michigan.

                  12. Counterparts. This Memorandum may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument. This Memorandum may be executed by facsimile transmission, with each facsimile signature to be deemed an original signature.


Dated: July 11, 2001                    SWMF HOLDINGS CORPORATION, d/b/a
       -------------                    SOUTHWEST MICHIGAN
                                        INNOVATION CENTER, INC.



                                 By: /s/ Barry G. Broome
                                     ----------------------------------------


                                               Its:  CEO/Executive Director
                                                    -------------------------




Dated: July 2, 2001                     ESPERION THERAPEUTICS, INC.
       ------------


                                 By: /s/ Timothy Mayleben
                                     ----------------------------------------


                                               Its: VP, Finance & CFO
                                                    -------------------------